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                                                                      EX-99. B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                            VANGUARD/WELLINGTON FUND


1. Average Annual Total Return (As of November 30, 1997)
        P (1 + T)n = ERV



     Where:  P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
             ERV = ending redeemable value at the end of the period
    EXAMPLE:
     One Year
          P =    $1,000
          T =    +18.60%
          N =    1
        ERV =    $1,185.95
    Five Years
          P =    $1,000
          T =    +16.55%
          N =    5
        ERV =    $2,150.42
    Ten Years
          P =    $1,000
          T =    +15.11%
          N =    10
        ERV =    $4,083.22



2. YIELD (30 Days Ended November 30, 1997)



              Yield = 2[(  a - b    + 1)(6) - 1]
                           c X d
       Where:    a = dividends and interest paid during the period
                 b = expense dollars during the period (net of
                 reimbursements)
                 c = the average daily number of shares outstanding during
                 the period
                 d = the maximum offering price per share on the last day of the period

    Example     a = $69,925,958.38
                b = $4,216,200
                c = 685,774,407.18
                d = $31.05
             Yield = 3.73%